EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As Petroleum Engineers, we hereby consent to the inclusion of the information included in this Form 8-K with respect to the oil and gas reserves of Vintage Petroleum, Inc. for the United States, Argentina, Ecuador, and Trinidad, which information has been included in this Form 8-K in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to all references to our firm included in this Form 8-K and to the incorporation by reference in the Registration Statements on S-8, Nos. 33-37505, 333-88297, and 333-53652, and the Registration Statement on Form S-3, No. 333-77619, of Vintage Petroleum, Inc. of such information.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas
November 25, 2002